Exhibit 8.1

November 2, 2004

InSight Health Services Corp.
26250 Enterprise Court, Suite 100
Lake Forest, California 92630

Ladies and Gentlemen:

          We have served as special counsel to InSight Health Services Corp., a Delaware corporation (“InSight”) in connection with the issuance by InSight of 9 7/8% Senior Subordinated Notes due 2011, in the aggregate principal amount of $25 million as of March 8, 2004 (the “Initial Notes”) and the subsequent offer by InSight (the “Exchange Offer”) to exchange all of the Initial Notes for new 9 7/8% Senior Subordinated Notes due 2011, in the aggregate principal amount of $25 million (the “Exchange Notes”). In this capacity, we have participated in the preparation of a registration statement on Form S-4 (the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) including the prospectus relating to the issuance of the Exchange Notes (the “Prospectus”). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Prospectus. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

          We understand the facts relating to the Exchange Offer to be as follows:

          On March 5, 2004, InSight completed the private offering of the Initial Notes. In connection with that offering, InSight and certain guarantors entered into a registration rights agreement with the initial purchasers of the Initial Notes pursuant to which InSight agreed, among other things: (i) to file a registration statement with respect to the Exchange Offer within 240 days after the original issue date of the Initial Notes; (ii) to cause the Exchange Offer registration statement to be declared effective within 300 days after the original issue date of the Initial Notes; (iii) to keep the Exchange Offer open for not less than 30 days and not more than 45 days (or longer if required by applicable law) after notice of the Exchange Offer is mailed to holders of the Initial Notes; and (iv) to consummate the Exchange Offer within 330 days after the original issue date of the Initial Notes.

          The terms of the Exchange Notes and of the Initial Notes are identical in all material respects, except that, other than as provided in the Prospectus, the Exchange Notes will be freely transferable by the holders. For each Initial Note surrendered to InSight pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note. The Exchange Notes will be issued pursuant to the same indenture that governs the Initial Notes.

          You have requested our opinion regarding certain U.S. federal income tax consequences of the consummation of this Exchange Offer. This opinion is being rendered to you in response to such request. In rendering this opinion, we have relied, with your consent, upon the facts, statements, descriptions and representations set forth in the Prospectus (including the Schedules and Exhibits thereto) and such other documents pertaining to the Exchange Offer as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date on which the Exchange Notes are issued pursuant to the Exchange Offer) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any statement made in any of the documents referred to herein as being “to the best of the knowledge” of any person or party, or similarly qualified, is correct without such qualification; and

InSight Heath Services Corp.	November 2, 2004

          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, correct and complete in all material respects and, at the consummation of the transactions contemplated by the Exchange Offer, will be true, correct and complete and no actions have been (or will be) taken which are inconsistent with such statements, descriptions and representations.

          Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that, if the Exchange Offer is consummated in accordance with the Prospectus, the exchange of Initial Notes for Exchange Notes by holders of Initial Notes pursuant to the Exchange Offer will not constitute an “exchange” for U.S. federal income tax purposes because such exchange will not effect a “significant modification” of the Initial Notes within the meaning of U.S. Treasury Regulation 1.1001-3.

          This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, Treasury regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.

          This opinion addresses only the U.S. federal income tax matters relating to the Exchange Offer that are expressly set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Exchange Offer or any other transaction (including any transaction undertaken in connection with the Exchange Offer).

          No opinion is expressed as to any transaction other than the Exchange Offer as described in the Prospectus or to any transaction whatsoever, including the Exchange Offer, if any of the transactions described in the Prospectus are not consummated in accordance with the descriptions of it in the Prospectus, or if any of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          This opinion is being delivered to you for the purpose of inclusion as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kaye Scholer LLP

2